Exhibit 4.5

THIS DEBENTURE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), NOR WITH ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE OR OTHER JURISDICTION WITHIN THE UNITED STATES AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OF, ANY U.S. PERSON, UNLESS IN A TRANSACTION REGISTERED UNDER THE SECURITIES ACT OR PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS THEREOF.

No. -2	$400,000,000
CUSIP: 459745 FU 4	ISIN: US459745FU49

INTERNATIONAL LEASE FINANCE CORPORATION
Amended and Restated

6.25% Junior Subordinated Debenture due 2065

PRINCIPAL AMOUNT:  $400,000,000

MATURITY DATE:  December 21, 2065, subject to earlier redemption as set forth on the reverse of this Debenture

ISSUE DATE:  December 21, 2005

INTEREST RATES:

FIXED RATE:  Until December 21, 2015, 6.25% per annum.

FLOATING RATE:  From December 21, 2015, 1.80% (180 basis points) per annum plus an Adjustable Rate equal to the highest of (i) 3-month LIBOR, (ii) the 10-year Constant Maturity Treasury rate and (iii) the 30-year Constant Maturity Treasury rate (each as defined on the reverse hereof):  provided that, in the case of clauses (ii) and (iii), if such 10-year Constant Maturity Treasury rate and 30-year Constant Maturity Treasury rate, respectively, shall be greater than 12.70% on an annualized basis, then each of the 10-year Constant Maturity Treasury rate and 30-year Constant Maturity Treasury rate, respectively, shall be equal to 12.70% on an annualized basis.

INTEREST PAYMENT DATES:

FIXED RATE PERIOD:  June 21 and December 21, subject to the Company’s right to defer interest payments and other conditions set forth on the reverse hereof, commencing June 21, 2006, until December 21, 2015.

FLOATING RATE PERIOD:  March 21, June 21, September 21 and December 21, subject to the Company’s right to defer interest payments and other conditions set forth on the reverse hereof, after December 21, 2015 until December 21, 2065 or until the principal hereof has been paid or made available for payment.

REGULAR RECORD DATES:  The Business Day prior to the relevant Interest Payment Date.

This Debenture shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed by the Trustee under the Indenture referred to on the reverse hereof.

INTERNATIONAL LEASE FINANCE CORPORATION, a California corporation (the “Company”), for value received, hereby promises to pay to ILFC E-CAPITAL TRUST II, or its registered assigns (together the “Trust”), the principal amount set forth above on the Maturity Date set forth above, and to pay interest thereon, at the interest rate set forth above, subject to the deferral and other provisions set forth herein, from the Issue Date of this Debenture or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually or quarterly as set forth herein, until the principal hereof has been paid or made available for payment.  The interest paid or provided for on any Interest Payment Date will, as provided in the Indenture (as hereinafter defined), be paid to the Person in whose name this Debenture is registered at the close of business on the Regular Record Date next preceding such Interest Payment Date, subject to the provisions set forth herein.  Any interest on this Debenture that is not paid or provided for on any Interest Payment Date as a result of the deferral provisions set forth herein or otherwise, shall forthwith cease to be payable to the registered Holder on such Regular Record Date, and may be paid to the Person in whose name this Debenture is registered at the close of business on the date such payment is made, as more fully provided herein and in the Indenture.  Payment of the principal of and interest on this Debenture will be made at the office of the Trustee in the Borough of Manhattan, The City of New York, State of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that payment of interest on any Interest Payment Date (other than on the Maturity Date) may be made at the option of the Company by check mailed to the address of the Person entitled thereto as such address appears in the Security Register.

This 6.25% Junior Subordinated Debenture due 2065 (the “Debenture”) is one of a duly authorized issue of securities of the Company, issued and to be issued under a junior subordinated indenture dated as of December 21, 2005, as supplemented by that First Supplemental Indenture, dated as of July 25, 2013 and Second Supplemental Indenture, dated as of July 25, 2013 (herein called the “Indenture”) between the Company and Deutsche Bank Trust Company Americas, as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), to which Indenture (and all indentures supplemental thereto) reference is hereby made for a statement of the respective rights thereunder of the Company, the Trustee and the Holders of the Securities, and the terms upon which the Securities are, and are to be, authenticated and delivered.  The definitions of terms in and the provisions of this Debenture shall modify and supplement the Indenture, solely with respect to this Debenture, to the extent permitted under the Indenture.  All terms not defined in this Debenture which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

After the completion of the issuance of which this Debenture is a part, the Company may, from time to time, reopen such issuance and issue additional Securities with the same terms (including maturity and interest payment and deferral terms) as this Debenture.  After such additional Securities are issued, they will be fungible with this Debenture.  Such additional Securities may not be issued if an Event of Default has occurred.

This Debenture may be redeemed prior to Stated Maturity as provided in the Indenture and herein.  This Debenture will not have a sinking fund.

If an Event of Default with respect to this Debenture shall occur and be continuing, the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Debentures may declare the principal of all the Debentures due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Securities at the time Outstanding, of each series affected thereby.  The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of each series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences.  Any such consent or waiver by the Holder of this Debenture shall be conclusive and binding upon such Holder and upon all future Holders of this Debenture and of any Debenture issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Debenture.

No reference herein to the Indenture and no provision of this Debenture or of the Indenture shall alter or impair, as among the Company and its creditors other than holders of Senior Indebtedness, including the Holders, the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Debenture at the time, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Debenture may be registered on the Security Register of the Company upon surrender of this Debenture for registration of transfer at the office of the Trustee in the Borough of Manhattan, The City of New York, State of New York, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and Security Registrar duly executed by, the Holder hereof or by his attorney duly authorized in writing, and thereupon one or more new Debentures of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Debentures are issuable only in registered form without coupons in denominations of $100,000 or any amount in excess thereof which is an integral multiple of $1,000.  As provided in the Indenture and subject to certain limitations therein set forth, the Debentures are exchangeable for a like aggregate principal amount of Debentures, as requested by the Holder surrendering the same.

No service charge will be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Debenture for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Debenture is registered as the owner hereof for all purposes, whether or not this Debenture be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

REFERENCE IS MADE TO THE FURTHER PROVISIONS OF THIS DEBENTURE SET FORTH ON THE REVERSE HEREOF.  SUCH FURTHER PROVISIONS SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS THOUGH FULLY SET FORTH AT THIS PLACE.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal as of July 25, 2013.

INTERNATIONAL LEASE FINANCE CORPORATION

		By:	/s/ Elias Habayeb
		Name:	Elias Habayeb
		Title:	Senior Vice President and
Chief Financial Officer

Attest:	/s/ Pamela S. Hendry
Name:	Pamela S. Hendry
Title:	Senior Vice President, Treasurer
and Assistant Secretary

Unless the certificate of authentication hereon has been executed by Deutsche Bank Trust Company Americas, the Trustee under the Indenture, or its successor thereunder, by the manual signature of one of its authorized signatories or authorized Authenticating Agents, this Debenture shall not be entitled to benefits under the Indenture, or be valid or obligatory for any purpose.

CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated herein referred to in the within-mentioned indenture.

Date of Registration:
July 25, 2013
DEUTSCHE BANK TRUST COMPANY AMERICAS, as
Trustee

	By:	/s/ Carol Ng
Authorized Signatory

	By:	/s/ Deirdra N. Ross
Authorized Signatory

(Reverse of Debenture)

INTERNATIONAL LEASE FINANCE CORPORATION

Amended and Restated
6.25% Junior Subordinated Debenture due 2065

Interest

Fixed Interest Rate Period

During the period from the Issue Date of this Debenture, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, until December 21, 2015 (the “Fixed Rate Period”), this Debenture will bear interest at an annual rate equal to 6.25%, payable semi-annually in arrears on June 21 and December 21 of each year, commencing on June 21, 2006, except as otherwise described below.  If any date on which interest would otherwise be payable is not a Business Day, then the Interest Payment Date will be the next succeeding Business Day unless such day falls in the next calendar year, in which case the Interest Payment Date will be the immediately preceding Business Day.  Interest will accrue to the date that interest is actually paid.

Interest during the Fixed Rate Period will accrue from and including the Issue Date or from the most recent Interest Payment Date to but excluding the next Interest Payment Date (each such period, an “Interest Period”).  Interest during the Fixed Rate Period will be computed on the basis of a 360 day year divided into 12 months of 30 days each (a “30/360 basis”).  The amount of interest payable for any period shorter than a full Interest Period for which interest is computed will be computed on the basis of 30-day months and, for periods of less than a 30-day month, the actual number of days elapsed per 30-day month.  Interest not paid on any Interest Payment Date will continue to accrue on this Debenture and compound semi-annually or quarterly, as applicable, at the then applicable rate of interest on this Debenture.

Floating Rate Period

From December 21, 2015 until December 21, 2065 (the “Floating Rate Period”), this Debenture will bear interest at an annual rate equal to 1.80% (180 basis points) plus the Adjustable Rate, payable quarterly in arrears on March 21, June 21, September 21 and December 21 of each year, commencing on March 21, 2016, except as otherwise described below.  The “Adjustable Rate” for a quarterly period will be the highest of (i) 3-month LIBOR, (ii) the 10-year Constant Maturity Treasury rate and (iii) the 30-year Constant Maturity Treasury rate, in each case as in effect for such period, as described below; provided that, in the case of clauses (ii) and (iii), if such 10-year Constant Maturity Treasury rate and 30-year Constant Maturity Treasury rate, respectively, shall be greater than 12.70% on an annualized basis, then each of the 10-year Constant Maturity Treasury rate and 30-year Constant Maturity Treasury rate, respectively, shall be equal to 12.70% on an annualized basis.  If any date on which interest would otherwise be payable is not a Business Day, then the Interest Payment Date will be the next succeeding Business Day unless such day falls in the next calendar month, in which case the payment date will be the immediately preceding Business Day.

Interest during the Floating Rate Period will accrue from and including each Interest Payment Date to but excluding the next Interest Payment Date (each such period, an “Interest Period”).  Interest during the Floating Rate Period will be computed on the basis of a 360 day year and the actual number of days elapsed (an “actual/360 basis”).  Interest not paid on any Interest Payment Date will continue to accrue on this Debenture and compound quarterly at the then applicable rate of interest on this Debenture.  All percentages resulting from any interest rate calculation will be rounded upward or downward, as appropriate, to the next higher or lower one hundred-thousandth of a percentage point.

A “Business Day” means any day that is not a Saturday or a Sunday, that, in New York City, is not a day on which banking institutions generally are authorized or obligated by law or executive order to be closed and, in the case of any calculation based on 3-month LIBOR, “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in U.S. dollars in the London interbank market.

“3-month LIBOR”, with respect to an Interest Period, means the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three-month period that appears on Telerate Page 3750 as of 11:00 a.m. (London time) on the second Business Day immediately preceding the first day of such Interest Period.  The term “Telerate Page 3750” means the display on Bridge Telerate, Inc. on page 3750 or any successor service or page for the purpose of displaying the London interbank offered rates of major banks.

If 3-month LIBOR cannot be determined as described above, the Company will select four major banks in the London interbank market.  The Company will request that the principal London offices of those four selected banks provide their offered quotations to prime banks in the London interbank market at approximately 11:00 a.m., London time, on the second Business Day immediately preceding the first day of such Interest Period.  These quotations will be for deposits in U.S. dollars for a three-month period.  Offered quotations must be based on a principal amount that is representative of a single transaction in U.S. dollars in the market at the time.

If two or more quotations are provided, 3-month LIBOR for the Interest Period will be the arithmetic mean of the quotations.  If fewer than two quotations are provided, the Company will select three rates quoted by three major banks in New York City, on the second Business Day immediately preceding the first day of such Interest Period.  The rates quoted will be for loans in U.S. dollars for a three-month period.  Rates quoted must be based on a principal amount that is representative of a single transaction in U.S. dollars in the market at the time.  If fewer than three New York City banks are quoting rates, 3-month LIBOR for the applicable period will be the same as for the immediately preceding Interest Period.

The “10-year Constant Maturity Treasury” rate, with respect to an Interest Period, means a percentage equal to the yield for United States Treasury Securities at “constant maturity” for a period of a 10-year maturity as set forth in H.15(519) under the caption, “Treasury constant maturities,” as such yield is displayed on Telerate Page 7051 on the second Business Day immediately preceding the first day of such Interest Period.

The “30-year Constant Maturity Treasury” rate, with respect to an Interest Period, means a percentage equal to the yield for United States Treasury Securities at “constant maturity” for a period of a 30-year maturity as set forth in H.15(519) under the caption, “Treasury constant maturities,” as such yield is displayed on Telerate Page 7051 on the second Business Day immediately preceding the first day of such Interest Period; provided that if such yield is not set forth in H.15(519) as described above in this sentence, then the “30-year Constant Maturity Treasury” rate, with respect to an Interest Period, means a percentage equal to the sum of the “20-year Constant Maturity Treasury” rate, as such rate is published on the world-wide-web site of the United States Department of the Treasury at http://www.treas.gov/offices/domestic-finance/debt-management/interest-rate/ltcompositeindex.html, or any successor site or publication (the “Site”), plus the “Extrapolation Factor” as set forth on the Site corresponding to such 20-year Constant Maturity Treasury rate.

“H.15(519)” means the weekly statistical release designated as such, or any successor publication, published by the Federal Reserve System Board of Governors, available through the world-wide-web site of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov/releases/H15/ or any successor site or publication.

Calculation Agent

Calculations relating to 3-month LIBOR, 10-year Constant Maturity Treasury and the 30-year Constant Maturity Treasury will be made by a calculation agent (the “Calculation Agent”), an institution appointed by the Company as the Company’s agent for this purpose.  The Calculation Agent initially is Deutsche Bank Trust Company Americas.  The Company may appoint a different institution to serve as Calculation Agent from time to time after the original Issue Date of this Debenture, pursuant to the calculation agency agreement with respect to this Debenture, dated as of December 21, 2005, between the Company and Deutsche Bank Trust Company Americas, as Calculation Agent, without the consent of Holders and without notifying Holders of the change.

Right to Defer Interest Payments

The Company has the right to defer interest payments on this Debenture, including compounded amounts, if any, for up to 10 years (whether or not the Deferral Periods are consecutive) so long as there is no Event of Default with respect to this Debenture (any such period being a “Deferral Period”), provided that deferral of interest payments may not extend beyond the Stated Maturity of this Debenture.  During a Deferral Period, interest will accrue on this Debenture, compounded semi-annually or quarterly, as applicable, at the then applicable rate of interest on this Debenture.  No interest will be due and payable on this Debenture until the end of a Deferral Period except upon a redemption of this Debenture during the Deferral Period.

The Company may pay at any time all or any portion of the interest accrued and unpaid as of such date.  At the end of a Deferral Period or on any Redemption Date, the Company will be obligated to pay all accrued and unpaid interest.

Once the Company makes all interest payments on this Debenture, with accrued and unpaid interest, the Company can again defer interest payments on this Debenture, subject to the limitations set forth herein and provided that no Event of Default has occurred and is continuing.

Dividend Stopper

During any Deferral Period, neither the Company nor any of its subsidiaries will be permitted to:

(i)                                     pay a dividend or make any other payment or distribution on the Company’s capital stock;

(ii)                                  redeem, purchase or make a liquidation payment on any of the Company’s capital stock;

(iii)                               make an interest, principal or premium payment, or repay, repurchase or redeem, any of the Company’s debt securities that rank equal with or junior to this Debenture; or

(iv)                              make any guarantee payment with respect to any guarantee by the Company of debt securities of any of the Company’s subsidiaries, if the guarantee ranks equal to or junior to this Debenture;

provided, however, that, during any Deferral Period, the Company will be permitted to:

(i)                                     pay dividends or distributions by way of issuance of the Company’s common stock;

(ii)                                  make payments under the guarantee in respect of the Trust Securities issued by the Trust;

(iii)                               declare or pay a dividend in connection with the implementation of a shareholders’ rights plan, or the issuing of stock under such a plan; or repurchase such rights;

(iv)                              purchase common stock relating to the issuing of common stock or rights under any of the Company’s benefit plans; and

(v)                                 make payments of principal or interest on any of the Company’s debt securities that rank on a parity with this Debenture or payments under any guarantee of the Company of the debt securities of any Subsidiary if such guarantee ranks on a parity with this Debenture, in each case ratably and in proportion to the respective amount of principal or accrued and unpaid interest, including compounded amounts, paid on this Debenture.

Notice of Election to Defer

For so long as this Debenture is held by the Trust, the Company will give the Regular Trustees, the Property Trustee and the Delaware Trustee (as those terms are defined in the Declaration of Trust) notice of the Company’s election to defer interest payments one Business Day prior to the earlier of:

(i)                                     the date distributions on the Capital Securities issued by the Trust that holds this Debenture would be payable, if not for such Deferral Period, and

(ii)                                  if applicable, the date the Regular Trustees are required to give notice to holders of the Trust Preferred Securities issued by the Trust that holds this Debenture of the record date or the date such distribution would be payable, if not for such Deferral Period, but in any event not later than one Business Day prior to such record date.

Five Year Deferral Period

If the Company defers interest payments on this Debenture, either at its option or as a result of a Mandatory Deferral Event (as defined below), for an aggregate period of 5 years (whether or not the Deferral Periods are consecutive), the Company will be required to use Commercially Reasonable Efforts to Raise Capital (as defined below) in an amount sufficient to pay, and if the Company raises such capital it must pay, accrued and unpaid interest on this Debenture, including compounded amounts, in full to the Holder of this Debenture.

Mandatory Trigger and Mandatory Deferral

A mandatory trigger event (“Mandatory Trigger Event”) will be deemed to have occurred, as of any and on each calculation date (a “Calculation Date”) that is the 20th day prior to any Interest Payment Date if:

(i)                                     the Company’s Total Equity Amount is less than 11.0% of Total Managed Assets for the most recently completed fiscal quarter; or

(ii)                                  the Company’s Average Four Quarters Fixed Charge Ratio for the most recently completed fiscal quarter is less than or equal to 1.10.

The two tests described above in clauses (i) and (ii) are “Mandatory Trigger Tests,” and “failing” either test means the occurrence of the event described in either clause (i) or clause (ii), respectively.

For purposes of the Mandatory Trigger Tests:

“Average Four Quarters Fixed Charge Ratio” means, as of any fiscal quarter end:  (a) the sum, for each of the prior four fiscal quarters inclusive of such fiscal quarter end, of the quotient of (x) the Company’s Adjusted EBITDA and (y) the Company’s Fixed Charges divided by (b) 4.  For purposes of this definition of Average Four Quarters Fixed Charge Ratio:

(a)                                 “Adjusted EBITDA” means earnings, as of any fiscal quarter end, excluding (1) income taxes, (2) interest expense, (3) extraordinary items, (4) all impairment charges, including, but not limited to, impairment of flight equipment held for use and fair value adjustments on flight equipment sold or to be disposed, (5) amounts related to discontinued operations, (6) loss on extinguishment of debt, (7) depreciation and (8) amortization; and

(b)                                 “Fixed Charges” means, as of any fiscal quarter end, the sum of (x) interest expense and (y) preferred dividends.

“GAAP” means, at any date or for any period, U.S. generally accepted accounting principles as in effect on such date or for such period;

“Total Equity Amount” means, as of any fiscal quarter end, the Company’s total stockholders’ equity, as reflected on the Company’s consolidated balance sheet as of such fiscal quarter end; and

“Total Managed Assets” means, as of any fiscal quarter end, total balance sheet assets plus securitized receivables.

All financial terms used in this section under the heading “Mandatory Trigger and Mandatory Deferral” will be determined in accordance with GAAP as applied to and reflected in the Company’s consolidated financial statements as of the relevant dates or for the relevant periods, except (i) that the Company’s Total Equity Amount, Adjusted EBITDA and Average Four Quarters Fixed Charge Ratio at any date and for any period will be adjusted to exclude extraordinary items, unusual items and infrequently occurring items as defined in APB 30, goodwill impairment as defined in Financial Accounting Standards Board Statements of Financial Accounting Standards (“SFAS”) No. 142 and amounts relating to discontinued operations as defined in SFAS No. 144 and (ii) as provided in the next paragraph.

If because of a change in GAAP that results in a cumulative effect of a change in accounting principle or a restatement,

(a)                                 the Company’s Total Equity Amount is higher or lower than it would have been absent such change, then, for purposes of the calculations described in clause (i) of the Mandatory Trigger Tests, commencing with the fiscal quarter for which such change in GAAP becomes effective, such Total Equity Amount will be calculated on a pro forma basis as if such change had not occurred; or

(b)                                 the Company’s Total Managed Assets is higher or lower than it would have been absent such change, then, for purposes of the calculations described in clause (i) of the Mandatory Trigger Tests, commencing with the fiscal quarter for which such change in GAAP becomes effective, such Total Managed Assets will be calculated on a pro forma basis as if such change had not occurred; or

(c)                                  the Average Four Quarters Fixed Charge Ratio as of a fiscal quarter end is higher or lower than it would have been absent such change, then, for purposes of the calculations described in clause (ii) of the Mandatory Trigger Tests, and for so long as such calculations are required to be performed, the Average Four Quarters Fixed Charge Ratio will be calculated on a pro forma basis as if such change had not occurred.

If a Mandatory Trigger Event occurs, the Company must use Commercially Reasonable Efforts to Raise Capital in an amount equal to all accumulated and unpaid interest, including compounded amounts, otherwise payable on the next Interest Payment Date.  The Company may in its discretion, and must, if the Company has already deferred interest payments for 5 years, apply the proceeds received by the Company from any such capital raising activity towards interest payments on this Debenture.  If the Company does not apply the proceeds received by the Company from any such capital raising activity towards interest payments on this Debenture, the Company is required to deposit such proceeds into a segregated account until such time as all accumulated and unpaid interest on this Debenture, including compounded amounts, has been paid in full.

If following a Mandatory Trigger Event and until a Mandatory Trigger Event is no longer continuing, the Contribution Agreement is no longer in full force and effect for any reason and the Company is unable to Raise Capital (as defined below) in an amount sufficient to pay all accumulated and unpaid interest on this Debenture, including compounded amounts, otherwise payable on the next Interest Payment Date, a Mandatory Deferral Event (“Mandatory Deferral Event”) will occur, and the Company will be required to defer interest payments on this Debenture.

In the event that the Company has similar obligations to raise capital in respect of instruments that are pari passu with this Debenture, then the Company must pay the net proceeds from such capital raising activity ratably among this Debenture and such other instruments.

The Company’s obligation to Raise Capital or the restriction on the Company’s ability to pay interest on this Debenture, as the case may be, applies with respect to each Interest Payment Date that the Company fails either of the Mandatory Trigger Tests as of the related Calculation Date and will remain in effect until the Company does not fail either test for a Calculation Date.  In the event the Company no longer fails either Mandatory Trigger Test on a Calculation Date, the Company shall no longer be obligated to use Commercially Reasonable Efforts to Raise Capital, and interest payable on this Debenture on the next scheduled Interest Payment Date may be paid in cash.  However, any unpaid interest accrued during a Mandatory Deferral Event, together with any compounded interest thereon, may only be satisfied with proceeds of capital raising described in the definition of “Commercially Reasonable Efforts to Raise Capital.”

If at any relevant date or for any relevant period the Company is not a reporting company under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), then for such relevant date or period the Company will prepare and post on the Company’s website the consolidated financial statements that the Company would have been required to file with the United States Securities and Exchange Commission (the “Commission”) had the Company continued to be a reporting company under the Exchange Act, in each case on or before the dates that the Company would have been required to file such financial statements had the Company continued to be a reporting company under the Exchange Act.

Notice Related to Mandatory Deferral

By not later than the 15th day prior to each Interest Payment Date for which interest payments on this Debenture are being deferred as a result of a Mandatory Deferral Event, the Company will give notice of such deferral by first class mail, postage prepaid, addressed to the Trustee and to the Holder of this Debenture, and the Company will file a copy of such notice on Form 8-K with the Commission, if the Company is then required to file reports under the Exchange Act.  Such notice, in addition to stating that interest payments on this Debenture will be deferred, will set forth whether such interest payments are being deferred because (i) the Company’s Total Equity Amount is less than 11.0% of Total Managed Assets for the most recently completed fiscal quarter or (ii) the Company’s Average Four Quarters Fixed Charged Ratio for the most recently completed fiscal quarter is less than or equal to 1.10.

“Commercially Reasonable Efforts to Raise Capital” and, with respect to the methods of capital raising described in this definition, “Raise Capital” mean:

(i)                                     so long as the Contribution Agreement in the form entered into as of the Issue Date is in full force and effect,

(a)                                 commercially reasonable efforts to complete the offer and sale of Perpetual Preferred Stock to third parties that are not subsidiaries of the Company in public offerings or private placements, provided that the Company will be deemed to have used such commercially reasonable efforts during a Market Disruption Event (as defined below) regardless of whether the Company makes any offers or sales during such Market Disruption Event; or

(b)                                 the issuance of a request to the Company’s parent companies for a capital contribution from, or a subscription for shares of the Company’s common stock by, such parent companies in an amount necessary to satisfy the Company’s obligations under this Debenture in the event the Company exercises its right to defer interest payments and/or upon the occurrence of a Mandatory Trigger Event; and

(ii)                                  if the Contribution Agreement in the form entered into as of the Issue Date is no longer in full force and effect for any reason, commercially reasonable efforts to complete the offer and sale of the Company’s common stock to third parties that are not subsidiaries of the Company, in public offerings or private placements, provided that the Company will be deemed to have used such commercially reasonable efforts during a Market Disruption Event regardless of whether the Company makes any offers or sales during such Market Disruption Event.

The net proceeds received by the Company from the issuance of, for so long as the Contribution Agreement is in effect, Perpetual Preferred Stock and, after such time, the Company’s common stock (i) during the 180 days prior to any Interest Payment Date as to which the Company will or expects to be required to use Commercially Reasonable Efforts to Raise Capital and (ii) designated by the Company at or before the time of such issuance as available to pay interest on this Debenture will, at the time and to the extent such proceeds are delivered to the Trustee, be deemed to satisfy such obligation to Raise Capital.

“Market Disruption Event” means the occurrence or existence of any of the following events or sets of circumstances:

(i)                                     the Company would be required to obtain the consent or approval of the Company’s shareholders or a regulatory body (including, without limitation, any securities exchange) or governmental authority to issue any Perpetual Preferred Stock contemplated for issuance within the definition of “Commercially Reasonable Efforts to Raise Capital” and such consent or approval has not yet been obtained notwithstanding the Company’s commercially reasonable efforts to obtain such consent or approval;

(ii)                                  trading in securities generally on the New York Stock Exchange, the American Stock Exchange, the Nasdaq Stock Market or any other national securities, futures or options exchange or in the over-the-counter market, or trading in any of the Company’s securities (or any options or futures contracts related to the Company’s securities) on any exchange or in the over-the-counter market shall have been suspended or the settlement of such trading generally shall have been materially disrupted or minimum prices shall have been established on any such exchange or such market by the Commission, by such exchange or by any other regulatory body or governmental authority having jurisdiction;

(iii)                               a banking moratorium shall have been declared by federal or state authorities of the United States;

(iv)                              a material disruption shall have occurred in commercial banking or securities settlement or clearance services in the United States;

(v)                                 the United States shall have become engaged in hostilities, there shall have been an escalation in hostilities involving the United States, there shall have been a declaration of a national emergency or war by the United States or there shall have occurred any other substantial, national or international calamity or crisis;

(vi)                              there shall have occurred such a material adverse change in general domestic or international economic, political or financial conditions, including without limitation as a result of terrorist activities, or the effect of international conditions on the financial markets in the United States shall be such, as to make it, in the Company’s judgment, impracticable or inadvisable to proceed with the offer and sale of the Company’s common stock or Perpetual Preferred Stock; or

(vii)                           an event occurs and is continuing as a result of which the offering document for such offer and sale of securities would, in the Company’s judgment, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and either (1) the disclosure of that event at such time, in the Company’s judgment, would have a material adverse effect on the Company’s business or (2) the disclosure relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which would impede the Company’s ability to consummate such transaction, provided that no single suspension period contemplated by this clause (vii) shall exceed 90 consecutive days and multiple suspension periods contemplated by this clause (vii) shall not exceed an aggregate of 180 days in any 360-day period.

Limitation on Claims in the Event of the Company’s Bankruptcy, Insolvency or Receivership

By acquiring this Debenture or an interest herein, the Holder or beneficial owner of this Debenture, as the case may be, agrees that, if the Contribution Agreement is no longer in full force and effect, in the event of an Event of Default described in Section 5.01(c) or (d) of the Indenture prior to the Stated Maturity of this Debenture, if the Contribution Agreement is not in full force and effect, any unpaid interest (including compounded interest thereon) relating to a Mandatory Deferral Event to the extent the amount of such interest exceeds 25% of the then outstanding principal amount of this Debenture (or the portion of this Debenture in which such beneficial owner holds an interest) (the “Foregone Interest”) shall not be due and payable and no Holder or beneficial owner will have any claim for, and thus any right to receive, such Foregone Interest.

Redemption

Subject to the provisions of Article 11 of the Indenture, this Debenture may be redeemed, in whole or in part, at any time on and after December 21, 2015 at the Company’s option upon not less than 30 nor more than 60 days’ prior written notice mailed by first-class mail to the Trustee, the Delaware Trustee (as that term is defined in the Declaration of Trust) and to each Holder’s registered address, at a redemption price equal to 100% of the principal amount of this Debenture so redeemed, and accrued and unpaid interest, including compounded amounts, if any, to the Redemption Date (subject to the right of the holder or holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date), provided that if this Debenture is not redeemed in whole, at least $50 million aggregate principal amount of Debentures (excluding Debentures held by the Company or any of the Company’s affiliates) must remain outstanding immediately after any such partial redemption.  The Redemption Date shall be an Interest Payment Date.

Special Event Redemption or Distribution

Subject to the provisions of Article 11 of the Indenture, if, at any time, a Tax Event or an Investment Company Event (each as hereinafter defined, and each a “Special Event”) occurs and is continuing, the Company will, within 90 days following the occurrence of such Special Event, elect to either (i) redeem this Debenture in whole (but not in part), upon not less than 30 nor more than 60 days’ notice at the Special Event Redemption Price (as defined below) or (ii) cause this Debenture to remain outstanding, provided that (a) in the case of clause (i), if at the time there is available to the Company the opportunity to eliminate, within such 90-day period, the Special Event by taking some ministerial action, such as filing a form or making an election, or pursuing some other similarly reasonable measure that in the Company’s sole judgment has or will cause no adverse effect on the Company or the Trust, the Company will pursue such measure in lieu of redemption or dissolution, and (b) in the case of clause (ii), the Company will pay any and all costs and expenses incurred by or payable by the Trust attributable to the Special Event.

“Special Event Redemption Price” means,

(i)                                     prior to December 21, 2015, an amount equal to the greater of (a) 100% of the principal amount of this Debenture plus accrued and unpaid interest, including compounded amounts, if any, to the Redemption Date (subject to the right of the Holder or Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date) and (b) the sum of:  (i) the present value of the principal amount of this Debenture discounted from December 21, 2015 and (ii) the present value of each remaining interest payment to and including December 21, 2015, discounted from the relevant Interest Payment Date, in each case.to the date of the special event redemption, at a rate equal to the sum of (x) 0.50% and (y) the treasury rate on a semi-annual compounded basis, plus accumulated and unpaid distributions on a compounded basis; and

(ii)                                  on or after December 21, 2015, an amount equal to 100% of the principal amount of this Debenture plus accrued and unpaid interest, including compounded amounts, if any, to the Redemption Date (subject to the right of the Holder or Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date).

“Treasury rate” means the yield, under the heading that represents the average for the week immediately prior to the applicable Redemption Date, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the comparable treasury issue (if no maturity is within three months before or after the end of the relevant Interest Period, yields for the two published maturities most closely corresponding to the comparable treasury issue will be determined and the treasury rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month).  If such release (or any successor release) is not published during the week preceding the Calculation Date or does not contain such yields, “treasury rate” means the rate per annum equal to the semi-annual equivalent yield to maturity of the comparable treasury issue, calculated using a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for such Redemption Date.  The treasury rate will be calculated on the third Business Day preceding the Redemption Date.

“Tax Event” means that the Company shall have requested and received an opinion of nationally recognized independent tax counsel experienced in such matters to the effect that there has been a Tax Action that relates to any of the events described in (i) through (iii) below and that there is more than an insubstantial risk that (i) the Trust is, or will be, subject to United States federal income tax with respect to income accrued or received on this Debenture, (ii) the

Trust is, or will be, subject to more than a de minimis amount of other taxes, duties or other governmental charges or (iii) interest payable by the Company with respect to this Debenture is not, or will not be, deductible by the Company for United States federal income tax purposes.

“Tax Action” means any of (a) an amendment to, change in or announced proposed change in the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, (b) a judicial decision interpreting, applying, or clarifying such laws or regulations, (c) an administrative pronouncement or action that represents an official position (including a clarification of an official position) of the governmental authority or regulatory body making such administrative pronouncement or taking such action, or (d) a threatened challenge asserted in connection with an audit of the Company, any of the Company’s subsidiaries or the Trust, or a threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to this Debenture or the Trust Preferred Securities of the Trust, which amendment or change is adopted or which proposed change, decision or pronouncement is announced or which action, clarification or challenge occurs on or after the date of this Debenture.

“Investment Company Event” means that the Company shall have requested and received an opinion of nationally recognized independent legal counsel experienced in such matters to the effect that the Trust is or will be considered an “investment company” that is required to be registered under the Investment Company Act of 1940, as amended, as a result of an occurrence on or after December 21, 2005 of a change in law or regulation or a change in written interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority.

Redemption Procedures

The Company may not redeem this Debenture in part unless all accrued and unpaid interest (on a compounded basis) has been paid on this Debenture for all Interest Periods terminating on or prior to the Redemption Date.

If the Company gives a notice of redemption in respect of this Debenture (which notice will be irrevocable) then, by 12:00 noon, New York City time, on the Redemption Date, subject to the provisions of Sections 10.03 and 11.05 of the Indenture in the case that the Company is acting as its own Paying Agent, the Company will deposit with the Paying Agent funds sufficient to pay such amount in respect of this Debenture and will give such Paying Agent irrevocable instructions and authority to pay such amounts to the Holder of this Debenture upon surrender of this Certificate.

Notwithstanding any requirements or provisions to the contrary in the Indenture, if notice of redemption shall have been given and funds deposited as required, then upon the date of such deposit, all rights of the Holder of the portion of this Debenture so called for redemption will cease, except the right of the Holder to receive the Redemption Price, but without interest on such Redemption Price.  In the event that any Redemption Date of this Debenture is not a Business Day, then payment of the Redemption Price will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day falls in the next calendar month, such payment will be made on the immediately preceding Business Day, in each case with the same force and effect as if made on the Redemption Date.  In the event that payment of the Redemption Price in respect of this Debenture is improperly withheld or refused and not made by the Company, interest on this Debenture will continue to accumulate from the original Redemption Date to the date of payment.

Subordination

This Debenture will be subordinated to the Company’s Senior Indebtedness as set forth in and to the extent provided in Article 14 of the Indenture.

Tax Treatment of this Debenture

By acceptance of this Debenture, or a beneficial interest therein, the Holder and each beneficial owner of this Debenture agrees with the Company that this Debenture constitutes debt and to treat it as debt for United States federal, state and local tax purposes.

Governing Law

This Debenture will be governed by, and construed in accordance with, the laws of the State of New York without regard to its conflict of law principles (except Sections 5-1401 and 5-1402 of the New York General Obligations Law).

Certain Definitions

“Contribution Agreement” has the meaning set forth in the Declaration of Trust.

“Declaration of Trust” means the Amended and Restated Declaration of Trust dated and effective as of December 21, 2005 with respect to the Trust.

“Perpetual Preferred Stock” means any of the Company’s non-cumulative perpetual preferred stock with limitations on the payment of dividends that are at least as restrictive as the limitations on the payment of interest on this Debenture upon the occurrence of a Mandatory Deferral Event.  All Perpetual Preferred Stock issued in connection with Mandatory Trigger Events may not exceed $100 million net cash proceeds in the aggregate.

“Trust Preferred Security” has the meaning set forth in the Declaration of Trust.

“Trust Security” has the meaning set forth in the Declaration of Trust.

The following abbreviations, when used in the inscription on the face of the within Debenture, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenants in common
TEN ENT - as tenants by their entireties
JT TEN - as joint tenants with right of survivorship and not as tenants in common

UNIF GIFT MIN ACT -                        Custodian                        under

                                               (Cut)                                (Minor)

Uniform Gifts to Minors Act

(State)

Additional abbreviations may also be used though not in the above list.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto

(Please insert social security or other identifying number of Assignee)

(Name and address of Assignee, including zip code, must be printed or typewritten.)

the within Debenture, and all rights thereunder, hereby irrevocably constituting and appointing to transfer the said Debenture on the books of the Company, with full power of substitution in the premises.

Date:
Signature:

NOTICE: The signature to this assignment must correspond with the name as it appears upon the face of the within Debenture in every particular, without alteration or enlargement or any change whatever.

Signature(s) Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED MEDALLION SIGNATURE GUARANTEE PROGRAM), PURSUANT TO S.E.C. RULE 17Ad-15.